AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement"), dated as of January 20, 2003, is between HESPERIA HOLDING CORP., a California corporation ("Hesperia"), and SAVEYOUTIME.COM, INC., a Nevada corporation ("SCI").

     Whereas, the Boards of Directors of Hesperia and SCI each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

     Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     Whereas, Hesperia and SCI desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     Now, therefore, in consideration of the promises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Hesperia and SCI hereby agree as follows:

                                  ARTICLE I
                                 THE MERGER

     Section 1.1 The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance  with  the  General Corporation Law of the State  of  Nevada  (the
"NGCL") and the General Corporation Law of the State of California (the "CGCL"), Hesperia shall be merged with and into SCI (as defined below) (the "Merger"). Following the Merger, SCI shall continue as the surviving corporation (the "Surviving Corporation"), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of Hesperia shall cease to exist. Prior to the Effective Time, the parties hereto shall mutually agree as to the name of the Surviving Corporation; however, initially the Surviving Corporation shall be named Hesperia Holding Inc., a Nevada corporation. The Merger is intended to qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code.

     Section 1.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by each of SCI and Hesperia, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada and the Secretary of State of the State of California for filing pursuant to the NGCL and CGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Nevada in accordance with the NGCL and the Secretary of State of the State of California in accordance with the CGCL or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

     Section 1.3 Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after

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satisfaction of the latest to occur of the conditions set forth in Article  5
(the "Closing Date"), at the offices of the Stoecklein Law Group, 402 West Broadway, Suite 400, San Diego, California 92101, unless another time, date or place is agreed to in writing by the parties hereto.

     Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the NGCL and CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, and powers of Hesperia shall vest in the Surviving Corporation, and all debts, liabilities and duties of Hesperia shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.5 Board of Directors and Officers of Surviving Corporation. The directors and officers of Hesperia immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time, until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     Section 1.6 Conversion of Shares. At the Effective Time, each share of common stock, $.001 par value per share of Hesperia (individually a "Hesperia Share" and collectively, the "Hesperia Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of SCI, Hesperia, or the holder thereof, be converted into and shall become fully paid and nonassessable SCI Common Stock determined by dividing (i) Ten Million Four Hundred Fifteen Thousand Eight Hundred Forty-Five (10,415,845), by (ii) the total number of shares of Hesperia, Ten Million Four Hundred Fifteen Thousand Eight Hundred Forty-Five (10,415,845) outstanding immediately prior to the Effective Time (such quotient, the "Exchange Ratio"). The holder of one or more shares of Hesperia Common Stock shall be entitled to receive in exchange therefore a number of shares of SCI Common Stock equal to the product of (x) (the number of shares of Hesperia Common Stock (10,415,845)), times (y) (the Exchange Ratio). By way of example, 10,415,845/10,415,845= 1.00 (the Exchange Ratio). The number of shares of Hesperia Common Stock held by a stockholder (1,000) times the Exchange Ratio of 1.00 equals 1,000 shares of SCI Shares to be issued.

     Section 1.7    Exchange of Certificates.

     (a) Prior to the Effective Time, SCI shall enter into an agreement with, and shall deposit with the Stoecklein Law Group or such other agent or agents as may be satisfactory to Hesperia and SCI (the "Exchange Agent"), for the benefit of the holders of Hesperia Shares, for exchange through the
Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of SCI Shares to be issued to holders of Hesperia Shares issuable pursuant to Section 1.6 in exchange for outstanding Hesperia Shares.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Hesperia Shares (the "Certificates") whose shares were converted into the right to receive SCI Shares pursuant to Section 1.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SCI and Hesperia may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in

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exchange  for  certificates  representing SCI Shares.  Upon  surrender  of  a
Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole SCI Shares, which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Hesperia Shares which are not registered in the transfer records of Hesperia, a certificate representing the proper number of SCI Shares may be issued to a transferee if the Certificate representing such Hesperia
Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or SCI to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been
paid.    Until  surrendered  as  contemplated  by  this  Section  1.7,   each
Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing SCI Shares as contemplated by this Section 1.7.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to SCI Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Hesperia Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

     (d) In the event that any Certificate for SCI Shares or Hesperia Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefore, upon the making of an affidavit of that fact by the holder thereof such Hesperia Shares and cash in lieu of fractional Hesperia Shares, if any, as may be required pursuant to this Agreement; provided, however, that SCI or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

     (e) All SCI Shares issued upon the surrender for exchange of Hesperia Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Hesperia Shares. There shall be no further registration of transfers on the stock transfer books of Hesperia of the Hesperia Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates of Hesperia are presented to SCI for any reason, they shall be canceled and exchanged as provided in this Article I.

     (f) No fractional SCI Shares shall be issued in the Merger, but in lieu thereof each holder of Hesperia Shares otherwise entitled to a fractional SCI Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional share to round up to the nearest round number of shares.

     Section 1.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, SCI or Hesperia reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest SCI with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SCI, the officers and directors of Hesperia and SCI are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

                                 ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SCI

     Except as set forth on the Disclosure Schedule delivered by SCI to Hesperia (the "SCI Disclosure Schedule"), SCI hereby represents and warrants to Hesperia as follows:

     Section 2.1    Organization and Qualification.

          (a) SCI is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to

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have  such  power and authority would not have a Material Adverse Effect  (as defined below) on SCI. When used in connection with SCI, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of SCI, other than any change or effect arising out of general economic conditions unrelated to any business in which SCI is engaged, or (ii) that may impair the ability of SCI to perform its obligations hereunder or to consummate the transactions contemplated hereby.

          (b) SCI has heretofore delivered to Hesperia accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of SCI. SCI is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on SCI.

     Section 2.2    Capitalization of SCI.

               (a) The authorized capital stock of SCI consists of: Twenty Million (20,000,000) Authorized Shares of Common Stock, $0.001 par value, 6,504,370 Common shares are issued and outstanding as of the date hereof; and Five Million (5,000,000) Authorized Shares of Preferred Stock, $0.001 par value, no Preferred shares have been issued. The offers and sales of all of the outstanding shares of capital stock of SCI were at all relevant times either registered under the Securities Act of 1933, as amended, and applicable state securities laws or exempt from such requirements. Pursuant to the Merger Agreement SCI will issue Ten Million Four Hundred Fifteen Thousand Eight Hundred Forty-Five (10,415,845) shares of un-restricted common stock to the stockholders of SCI. All of the outstanding SCI Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of SCI, (ii) securities of SCI convertible into or exchangeable for shares of capital stock or voting securities of SCI, (iii) options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which SCI is a party or by which it is bound obligating SCI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of SCI or obligating SCI to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, or other rights to acquire from SCI, and, no obligations of SCI to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of SCI, and (iv) equity equivalents, interests in the ownership or earnings of SCI or other similar rights (collectively, "SCI Securities"). As of the date hereof, except there are no outstanding obligations of SCI or its subsidiaries to repurchase, redeem or otherwise acquire any SCI Securities or stockholder agreements, voting trusts or other agreements or understandings to which SCI is a party or by which it is bound relating to the voting or registration of any shares of capital stock of SCI. There are no bonds, debentures, notes or other indebtedness of SCI having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of SCI may vote. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

               (b) The SCI Shares constitute the only class of equity securities of SCI registered or required to be registered under the Exchange Act.

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               (c)   SCI does not own directly or indirectly more than  fifty
percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

     Section 2.3 Authority Relative to this Agreement; Recommendation. SCI has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of SCI (the "SCI Board") and by requisite vote of the then outstanding SCI Shares and no other corporate proceedings on the part of SCI are necessary to authorize this
Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SCI and constitutes a valid, legal and binding agreement of SCI, enforceable against SCI in accordance with its terms.

     Section 2.4    SEC Reports; Financial Statements.

          (a) SCI has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since March 2000, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. SCI has heretofore delivered to SCI true and correct copies, in the form filed with the SEC (including any amendments thereto but excluding any exhibits) of each registration statement, report, definitive proxy statement, or definitive information statement and all exhibits thereto filed (including exhibits and any amendments thereto), including without limitation, (i) its initial Registration Statement on Form 10-SB12G filed March 24, 2000 and amended September 22, 2000, (ii) its quarterly report on Form 10-QSB filed for September 30, 2002, (iii) its annual report on Form 10-KSB filed for the year ending December 31, 2001, (iv) all definitive proxy statements relating to SCI's meetings of stockholders (whether annual or special) held since March 24, 2000, if any, and (v) all other reports or registration statements filed by SCI with the SEC since March 2000 (all of the foregoing, collectively, the "SCI SEC Reports"). None of such SCI SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of SCI included in the SCI SEC Reports comply in all material respects with applicable accounting requirements in the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, and fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of SCI as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the SCI SEC Reports have been so filed.

          (b)   SCI  has  heretofore made available  or  promptly  will  make available to SCI a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by SCI with the SEC pursuant to the Exchange Act.

     Section 2.5 Information Supplied. None of the information supplied or to be supplied by SCI for inclusion or incorporation by reference in connection with the Merger will at the date presented to the stockholders of SCI and at the times of the meeting or meetings of stockholders of SCI to be

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held  in  connection  with  the Merger, contain any  untrue  statement  of  a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 2.6 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the "HSR Act"), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the Merger Certificate as required by the NGCL, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution, delivery and performance by SCI of this Agreement or the consummation by SCI of the transactions contemplated hereby, except (i) a permit authorizing the issuance of securities pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended and (ii) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on SCI.

     Neither the execution, delivery and performance of this Agreement by SCI nor the consummation by SCI of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of SCI,
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which SCI is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to SCI or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on SCI.

     Section 2.7 No Default. SCI is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which SCI is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to SCI or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on SCI. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which SCI is now a party or by which its respective properties or assets may be bound that is material to SCI and that has not expired is in full force and effect and is not subject to any material default thereunder of which SCI is aware by any party obligated to SCI thereunder.

     Section 2.8 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed in the December 31, 2001 audited and September 30, 2002 unaudited financial statements, none of SCI or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of SCI and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on SCI Except as disclosed by SCI, none of SCI or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to SCI or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on SCI. Except as and to the

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extent disclosed by SCI there has not been (i) any material change by SCI  in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by SCI of any of its assets having a Material Adverse Effect on SCI, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or
(iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 2.9 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of SCI, threatened against SCI or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on SCI or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by SCI, none of SCI or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on SCI or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby. For purposes of this Section 2, "knowledge" shall mean the knowledge of the officers and directors of SCI, after due inquiry.

     Section 2.10 Compliance with Applicable Law. SCI and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "SCI Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on SCI. SCI is in compliance with the terms of the SCI Permits, except where the failure so to comply would not have a Material Adverse Effect on SCI. The businesses of SCI is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which do not, have a Material Adverse Effect on SCI. Except as disclosed by SCI no investigation or review by any Governmental Entity with respect to SCI is pending or, to the knowledge of SCI, threatened, nor, to the knowledge of SCI, has any Governmental Entity indicated an intention to conduct the same.

     Section 2.11   Employee Benefit Plans; Labor Matters.

                    (a) Except as disclosed by SCI with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to at any time by SCI or any entity required to be aggregated with SCI pursuant to Section 414 of the Code (each, a "SCI Employee Plan"), no event has occurred and to the knowledge of SCI, no condition or set of circumstances exists in connection with which SCI could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on SCI.

                    (b) (i) No SCI Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each SCI Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

                    (c) SCI has made available to Hesperia (i) a true and complete description of the terms of employment and compensation arrangements of all officers of SCI and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating SCI to make annual cash payments in an amount exceeding $10,000; (iii) a schedule listing all officers of SCI who have executed a confidentiality and non-competition agreement with SCI and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of SCI with or relating to its employees; and (v) copies of all plans, programs, agreements and other arrangements of SCI with or relating to its employees which contain change in control provisions.

                    (d) Except as disclosed by SCI there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any SCI Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

                    (e) There are no controversies pending or, to the knowledge of SCI, threatened, between SCI and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on SCI. Neither SCI nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by SCI or any of its subsidiaries (and neither SCI nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does SCI know of any activities or proceedings of any labor union to organize any of its or employees. SCI has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

     Section 2.12   Environmental Laws and Regulations.

          (a)   Except  as publicly disclosed by SCI in the SCI SEC  Reports,
(i) SCI is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on SCI, which compliance includes, but is not limited to, the possession by SCI of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) SCI has not received written notice of, or, to the knowledge of SCI, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim"), and (iii) to the knowledge of SCI, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

          (b) Except as publicly disclosed by SCI in the SCI SEC Reports, there are no Environmental Claims pending or, to the knowledge of SCI, threatened against SCI or, to the knowledge of SCI, against any person or entity whose liability for any Environmental Claim SCI has or may have retained or assumed either contractually or by operation of law.

     Section 2.13 Title to Property. SCI has good and marketable title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which individually, or in the aggregate, would not have a Material Adverse

Effect on SCI, and, to the knowledge of SCI, all leases pursuant to which SCI leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of SCI, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which SCI has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on SCI.

     Section 2.14   Intellectual Property.

     (a) SCI owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the "SCI Intellectual Property Rights").
     (b) The validity of the SCI Intellectual Property Rights and the title thereto of SCI is not being questioned in any litigation to which SCI is a party.

     (c) The conduct of the business of SCI as now conducted does not, to SCI's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any SCI Intellectual Property Rights.

     (d) SCI has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where SCI has elected to rely on patent or copyright protection in lieu of trade secret protection.

     (e) SCI has no interests in retaining any of the intellectual property rights currently owned, maintained or used by SCI or the Directors of SCI prior to the Merger including domain names, web sites, or trademarks.

     Section  2.15    Insurance.   SCI currently does  not  maintain  general
liability and other business insurance.

     Section 2.16 Vote Required. SCI shall provide Hesperia with copies of all proxy materials and/or information statements prepared in compliance with the Securities Act and Exchange Act provided to Stockholders of SCI, and evidence of approval of the Merger by the Stockholders of SCI.

     Section 2.17 Tax Treatment. Neither SCI nor, to the knowledge of SCI, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 2.18 Affiliates. Except for the directors and executive officers of SCI there are no persons who, to the knowledge of SCI, may be deemed to be affiliates of SCI under Rule 1-02(b) of Regulation S-X of the SEC (the "SCI Affiliates").

     Section 2.19 Certain Business Practices. None of SCI or any directors, officers, agents or employees of SCI has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

     Section 2.20 Insider Interests. Neither any officer or director of SCI has any interest in any property, real or personal, including without limitation, any computer software or SCI Intellectual Property Rights, used in or pertaining to the business of SCI, expect for the ordinary rights of a stockholder or employee stock option holder.

     Section 2.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SCI.

     Section 2.22 Disclosure. No representation or warranty of SCI in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to SCI pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 2.23 No Existing Discussions. As of the date hereof, SCI is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition.

     Section 2.24   Material Contracts.

     (a) SCI has delivered or otherwise made available to SCI true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which SCI is a party affecting the obligations of any party thereunder) to which SCI is a party or by which any of its properties or assets are bound, that are material to the business, properties or assets of SCI taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of SCI taken as a whole, all: (i) employment, product design or
development,  personal  services,  consulting,  non-competition,   severance,
golden parachute or indemnification contracts (including, without limitation, any contract to which SCI is a party involving employees of SCI); (ii)
licensing,  publishing,  merchandising  or  distribution  agreements;   (iii)
contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for, other than in the ordinary course of business, the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since its formation,
(vi) contracts or agreements with any Governmental Entity, and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "SCI Contracts"). SCI is not a party to or bound by any
severance,  golden  parachute  or  other  agreement  with  any  employee   or
consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

      (b) Each of the SCI Contracts is valid and enforceable in accordance with its terms, and there is no default under any SCI Contract so listed either by SCI or, to the knowledge of SCI, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by SCI or, to the knowledge of SCI, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on SCI.

     (c) No party to any such SCI Contract has given notice to SCI of or made a claim against SCI with respect to any breach or default thereunder.

     Section 2.25 Financial Statements. SCI has delivered to SCI a true and complete copy of the following financial statements.

          (a) the audited financial statements of SCI as of December 31, 2001, December 31, 2000; and

          (b) the unaudited financial statements of SCI as of September 30, 2002 (collectively, the "SCI Financial Statements").

     As of their respective dates and for the respective periods then ended, the audited financial statements and unaudited interim financial statements (including, in each case, the notes, if any, thereto) included in the SCI financial statements (a) were prepared in accordance with generally accepted accounting principals applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (b) fairly present (subject, in the case of unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to SCI and to the absence of certain footnote disclosures) the financial position of SCI as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

                                 ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SCI

     Except as set forth on the Disclosure Schedule delivered by Hesperia to SCI (the "Hesperia Disclosure Schedule"), Hesperia hereby represents and warrants to Hesperia as follows:

     Section 3.1    Organization and Qualification.

          (a) Hesperia is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on Hesperia. When used in connection with Hesperia, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of Hesperia, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which Hesperia is engaged, or (ii) that may impair the ability of Hesperia to consummate the transactions contemplated hereby.

          (b) Hesperia has heretofore delivered to Hesperia accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of Hesperia. Hesperia is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Hesperia.

     Section 3.2    Capitalization of Hesperia.

     (a) As of July 31, 2002, the authorized capital stock of Hesperia consists of Fifteen Million (15,000,000) Hesperia common Shares, $0.001 par value, of
which  10,415,845  common  Shares are issued and  outstanding.   All  of  the
outstanding Hesperia Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights.

      (b) Except as set forth in Schedule 3.2(b) of the Hesperia Disclosure Schedule, between January 17, 2003 and the date hereof, no shares of Hesperia's capital stock have been issued and no Hesperia Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of Hesperia, (ii) securities of Hesperia convertible into or exchangeable for shares of capital stock or voting securities of Hesperia,
(iii) options or other rights to acquire from Hesperia, or obligations of Hesperia to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Hesperia, or (iv) equity equivalents, interests in the ownership or earnings of Hesperia or other similar rights (collectively, "Hesperia Securities"). Except as set forth in Schedule 3.2(b) of the Hesperia Disclosure Schedule, as of the date hereof, there are no outstanding obligations of Hesperia to repurchase, redeem or otherwise acquire any Hesperia Securities. Except as set forth in Section 3.2(b), there are no stockholder agreements, voting trusts or other agreements or understandings to which Hesperia is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Hesperia.

      (c) Except as set forth in Schedule 3.2(c) of the Hesperia Disclosure Schedule, there are no securities of Hesperia convertible into or exchangeable for, no options or other rights to acquire from Hesperia, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in Hesperia.

      (d) The Hesperia Shares constitute the only class of equity securities of Hesperia.

      (e) Except as set forth in Schedule 3.2(e) of the Hesperia Disclosure Schedule, Hesperia does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

     Section 3.3 Authority Relative to this Agreement; Recommendation. Hesperia has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Hesperia (the "Hesperia Board"), and no other corporate proceedings on the part of Hesperia are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.16, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding Hesperia Shares. Subject to obtaining the requisite shareholder approval, this Agreement has been duly and validly executed and delivered by Hesperia and constitutes a valid, legal and binding agreement of Hesperia, enforceable against Hesperia in accordance with its terms.

     Section 3.4 Information Supplied. None of the information supplied or to be supplied by Hesperia for inclusion or incorporation by reference to the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 3.5 Consents and Approvals; No Violations. Except as set forth in Schedule 3.5 of the Hesperia Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Hesperia of this Agreement or the consummation by Hesperia of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on Hesperia.

     Subject to obtaining requisite shareholder approval, neither the execution, delivery and performance of this Agreement by Hesperia nor the consummation by Hesperia of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of Hesperia, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Hesperia is a party or by which Hesperia or any of its respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Hesperia or any of its properties or assets, except in the case of (ii) or
(iii) for violations, breaches or defaults which would not have a Material Adverse Effect on Hesperia.

     Section 3.6 No Default. Except as set forth in Schedule 3.6 of the Hesperia Disclosure Schedule, Hesperia is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws, (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Hesperia is now a party or by which any of its properties or assets may be bound, or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Hesperia or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on Hesperia. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Hesperia is now a party or by which any of its properties or assets may be bound that is material to Hesperia taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which Hesperia is aware by any party obligated to Hesperia.

     Section  3.7    No Undisclosed Liabilities; Absence of Changes.   Except
as set forth in Schedule 3.7 of the Hesperia Disclosure Schedule, as of July 31, 2002, Hesperia does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of Hesperia (including the notes thereto) or which would have a Material Adverse Effect on Hesperia. Except as disclosed by Hesperia, since July 31, 2002, Hesperia has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to Hesperia having or which reasonably could be expected to have, a Material Adverse Effect on Hesperia. Except as and to the extent disclosed by Hesperia on Schedule 3.7 of the Hesperia Disclosure Schedule, since July 31, 2002, there has not been (i) any material change by Hesperia in its accounting methods, principles or practices (other than as required after the
date   hereof   by  concurrent  changes  in  generally  accepted   accounting
principles), (ii) any revaluation by Hesperia of any of its assets having a Material Adverse Effect on Hesperia, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

     Section  3.8    Litigation.  Except as disclosed by Hesperia on Schedule
3.8 of the Hesperia Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Hesperia, threatened against Hesperia or any of its properties or assets before any

Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Hesperia or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by Hesperia, Hesperia is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on Hesperia or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 3.9 Compliance with Applicable Law. Except as disclosed by Hesperia on Schedule 3.9 of the Hesperia Disclosure Schedule, Hesperia holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "Hesperia Permits"), except for such failures to hold Hesperia Permits that would not have a Material Adverse Effect on Hesperia. Except as disclosed on
Schedule  3.9,  Hesperia  is in compliance with the  terms  of  the  Hesperia
Permits, except where the failure so to comply would not have a Material Adverse Effect on Hesperia. Except as disclosed in Schedule 3.9, the business of Hesperia is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity and except for violations or possible violations which do have a Material Adverse Effect on Hesperia. Except as disclosed by Hesperia, no investigation or review by any Governmental Entity with respect to Hesperia is pending or, to the knowledge of Hesperia, threatened, nor, to the knowledge of Hesperia, has any Governmental Entity indicated an intention to conduct the same.

     Section 3.10   Employee Benefit Plans; Labor Matters.

   (a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by Hesperia or any entity required to be aggregated with Hesperia pursuant to
Section 414 of the Code (each, a "Hesperia Employee Plan"), no event has occurred and, to the knowledge of Hesperia, no condition or set of circumstances exists in connection with which Hesperia or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on Hesperia.

   (b) (i) No Hesperia Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each Hesperia Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

  (c) Schedule 3.10(c) of the Hesperia Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any Hesperia Stock Options, together with the number of Hesperia Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of
Section 422(b) of the Code, and the expiration date of such option. Schedule 3.10(c) of the Hesperia Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. Hesperia has furnished Hesperia with complete copies of the plans pursuant to which the Hesperia Stock Options were issued. Other than the automatic vesting of Hesperia Stock Options that may occur without any action on the part of

Hesperia or its officers or directors, Hesperia has not taken any action that would result in any Hesperia Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

 (d) Hesperia has made available to Hesperia: (i) a description of the terms of employment and compensation arrangements of all officers of Hesperia and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating Hesperia to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of Hesperia who have executed a non-competition agreement with Hesperia and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of Hesperia with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the Hesperia with or relating to its employees which contain change in control provisions.

     (e) Except as disclosed by Hesperia on Schedule 3.10(e) of the Hesperia Disclosure Schedule, there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any Hesperia Employee Plan or any agreement or arrangement disclosed under this
Section 3.10 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (f) Except as disclosed by Hesperia on Schedule 3.10(f) of the Hesperia Disclosure Schedule, there are no controversies pending or, to the knowledge of Hesperia threatened, between Hesperia and any of its employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on Hesperia. Hesperia is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Hesperia (and Hesperia does not have any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does Hesperia know of any activities or proceedings of any labor union to organize any of its employees. Hesperia has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its employees.

     Section 3.11   Environmental Laws and Regulations.

          (a) Except as disclosed by Hesperia on Schedule 3.11(a) of the Hesperia Disclosure Schedule, (i) Hesperia is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on Hesperia, which compliance includes, but is not limited to, the possession by Hesperia of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) Hesperia has not received written notice of, or, to the knowledge of Hesperia, Hesperia is not the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on Hesperia; and (iii) to the knowledge of Hesperia, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

          (b) Except as disclosed by Hesperia on Schedule 3.11(b) of the Hesperia Disclosure Schedule, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on Hesperia that are pending or, to the knowledge of Hesperia, threatened against Hesperia or, to the knowledge of Hesperia, against any person or entity whose liability for any Environmental Claim Hesperia has or may have retained or assumed either contractually or by operation of law.

     Section 3.12 Tax Matters. Except as set forth on Schedule 3.12 of the Hesperia Disclosure Schedule: (i) Hesperia has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other Tax Returns with respect to Taxes of Hesperia and all Tax Returns were in all material respects true, complete and correct; (ii) all Taxes with respect to Hesperia have been paid in full or have been provided for in accordance with GAAP on Hesperia's most recent balance sheet which is part of the Hesperia Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to Hesperia; (iv) to the knowledge of Hesperia none of the Tax Returns of or with respect to Hesperia is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other Taxes has been assessed with respect to Hesperia which has not been abated or paid in full.

     Section  3.13   Title to Property.  Except as disclosed by  Hesperia  on
Schedule 3.13 of the Hesperia Disclosure Schedule, Hesperia has good and marketable title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on Hesperia; and, to Hesperia's knowledge, all leases pursuant to which Hesperia leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Hesperia, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which Hesperia has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on Hesperia.

     Section 3.14   Intellectual Property.

          (a) Hesperia owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefore that are material to its business as currently conducted (the "Hesperia Intellectual Property Rights").

          (b) Except as set forth on Schedule 3.14(b) of the Hesperia Disclosure Schedule the validity of the Hesperia Intellectual Property Rights and the title thereto of Hesperia, is not being questioned in any litigation to which Hesperia is a party.

          (c) The conduct of the business of Hesperia as now conducted does not, to Hesperia's knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others, the consummation of the transactions contemplated hereby will not result in the loss or impairment of any Hesperia Intellectual Property Rights, other than, in each case, those which Hesperia reasonably believes will not have a Material Adverse Effect on Hesperia.

          (d) Hesperia has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where Hesperia has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 3.15 Insurance. Hesperia currently does not maintain general liability and other business insurance.

     Section 3.16 Vote Required. The affirmative vote of the holders of at least a majority of the outstanding Hesperia Shares is the only vote of the holders of any class or series of Hesperia's capital stock necessary to approve and adopt this Agreement and the Merger.

     Section 3.17 Tax Treatment. Neither Hesperia nor, to the knowledge of Hesperia, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section  3.18    Affiliates.   Except for the  directors  and  executive
officers of Hesperia, each of whom is listed in Schedule 3.18 of the Hesperia Disclosure Schedule, there are no persons who, to the knowledge of Hesperia, may be deemed to be affiliates of Hesperia under Rule 1-02(b) of Regulation S-X of the SEC (the "Hesperia Affiliates").

     Section 3.19 Certain Business Practices. None of Hesperia, any of its directors, officers, agents or employees has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

     Section 3.20 Insider Interests. Except as set forth in Schedule 3.20 of the Hesperia Disclosure Schedule, no officer or director of Hesperia has any interest in any material property, real or personal, including without limitation, any computer software or Hesperia Intellectual Property Rights, used in or pertaining to the business of Hesperia or any subsidiary, except for the ordinary rights of a stockholder or employee stock optionholder.

     Section 3.21 Brokers. Except as set forth in Schedule 3.21 of the Hesperia Disclosure Schedule, no broker, finder or investment banker (other than the Hesperia Financial Adviser, a true and correct copy of whose engagement agreement has been provided to Hesperia) is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Hesperia.

     Section 3.22 Disclosure. No representation or warranty of Hesperia in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to Hesperia pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 3.23 No Existing Discussions. As of the date hereof, Hesperia is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition.

     Section 3.24   Material Contracts.

          (a) Hesperia has delivered or otherwise made available to Hesperia true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which Hesperia is a party affecting the obligations of any party thereunder) to which Hesperia is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of

Hesperia taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of Hesperia taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-
competition,   severance,  golden  parachute  or  indemnification   contracts
(including, without limitation, any contract to which Hesperia is a party involving employees of Hesperia); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise; (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, the "Hesperia Contracts"). Hesperia is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

          (b) Each of the Hesperia Contracts is valid and enforceable in accordance with its terms, and there is no default under any Hesperia Contract so listed either by Hesperia or, to the knowledge of Hesperia, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Hesperia or, to the knowledge of Hesperia, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on Hesperia.

          (c) No party to any such Hesperia Contract has given notice to Hesperia of or made a claim against Hesperia with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on Hesperia.

                                 ARTICLE IV
                                  COVENANTS

     Section 4.1 Conduct of Business of Hesperia. Except as contemplated by this Agreement or as described in Schedule 4.1 of the Hesperia Disclosure Schedule, during the period from the date hereof to the Effective Time, Hesperia will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in
Schedule 4.1 of the Hesperia Disclosure Schedule, prior to the Effective Time, Hesperia will not, without the prior written consent of Hesperia:

      (a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

      (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Hesperia (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;
(iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of Hesperia; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent Hesperia from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2003 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2003 in amounts previously disclosed to Hesperia (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to Hesperia);

   (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

   (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

   (i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

   (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to Hesperia; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $10,000 or, in the aggregate, are in excess of $50,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

   (k) make any tax election or settle or compromise any income tax liability material to Hesperia;

   (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on Hesperia;

   (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

   (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

     Section 4.2 Conduct of Business of SCI. Except as contemplated by this Agreement or as described in Schedule 4.2 of the SCI Disclosure Schedule during the period from the date hereof to the Effective Time, SCI will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Schedule 4.2 of the SCI Disclosure Schedule, prior to the Effective Time, SCI will not, without the prior written consent of Hesperia:

      (a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

      (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

    (d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of SCI (other than the Merger);

    (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;
(iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of SCI; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

    (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent SCI from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2003 in the ordinary course of year end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2003 in amounts previously disclosed to Hesperia (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to SCI);

    (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

   (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

    (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

    (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to SCI; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

    (k) make any tax election or settle or compromise any income tax liability material to SCI;

    (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on SCI;

   (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

   (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the SCI contained in this Agreement untrue or incorrect.

      Section 4.3 Preparation of the 8-K. SCI and Hesperia shall promptly prepare and file with the SEC an 8-K disclosing this merger with audited financials of SCI along with pro forma combined statements.

     Section 4.4 Other Potential Acquirers. SCI, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

     Section 4.5 Meetings of Stockholders. Hesperia shall take all action necessary, in accordance with the General Corporation Law of its state of incorporation, and its Certificate of Incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. Hesperia will, through its Board of Directors, recommend to its shareholders approval of such matters.

      Section 4.6 NASD OTC:BB Listing. The parties shall use all reasonable efforts to obtain the quotation of the SCI Shares on the National Association of Securities Dealers, Inc. (NASD) Over-the-Counter Bulletin Board (OTC:BB) or other national stock exchange.

     Section 4.7    Access to Information.

          (a) Between the date hereof and the Effective Time, Hesperia will give SCI and its authorized representatives, and SCI will give Hesperia and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself, will permit the other party to make such inspections as such party may reasonably require and will cause its officers to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself as the other party may from time to time reasonably request.

     (b) Between the date hereof and the Effective Time, Hesperia shall furnish to SCI, and SCI will furnish to Hesperia, within 25 business days after the end of each quarter, quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

    (c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

     Section 4.8 Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, SCI and Hesperia agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     Section 4.9    Indemnification; Releases

          (a) Subject to obtaining a Release in form reasonably acceptable by the parties from each officer and director of Hesperia, and provided that all such Releases are obtained, Hesperia agrees, to the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, to the fullest extent permitted by applicable law and Hesperia's Certificate of Incorporation and Bylaws, to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of SCI (each an "Indemnified Party" and, collectively, the ``Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part based on the Merger or arising out of the business of the Surviving Corporation after the Merger, provided, however, in no event shall SCI have the obligation to indemnify and hold harmless any Indemnified Party or Indemnified Parties for any breach of their duty of loyalty to SCI or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (including, without limitation, any federal or state securities laws), for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in NGCL, or for any transaction from which the Indemnified Person derived an improper personal benefit. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) SCI shall advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, to the extent not prohibited by the NGCL or its Certificate of Incorporation or Bylaws, (ii) SCI will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the NGCL and SCI's Certificate of Incorporation or Bylaws shall be made by independent counsel mutually acceptable to SCI and the Indemnified Party; provided, however, that SCI shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter.

          (b) In the event SCI or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of SCI shall assume the obligations set forth in this Section 4.9.

          (c) The provisions of this Section 4.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 4.10 Information Statement. As soon as practicable after the execution of this Agreement, Hesperia will prepare an Information Statement or other applicable filing for mailing to its stockholders, in accordance with the requirements of all federal and state securities laws and other applicable laws. Hesperia will file the Information Statement with the

Commissioner of Corporations for the State of California as part of its Application for Qualification of Securities filed with the Department of Corporation.

     Each party will provide the other on a timely basis with all such information as may be required to be included in the Information Statement. The parties will cooperate with each other in connection with the preparation of documentation for submission to regulatory authorities and holders of their respective securities and will keep each other informed of any requests or comments made by regulatory authorities in connection with such documentation. Hesperia will, through its Board of Directors, recommend to its stockholders, approval of such matters.

     Section  4.11    Press  Releases.   No press  release  or  other  public
announcement concerning the proposed transactions contemplated by this Agreement will be made by any party hereto without the prior consent of the other party, such consent not to be unreasonably withheld; provided, however, that any party may without such consent make such disclosure about itself as may be required by any stock exchange on which its securities are listed or by federal and state securities laws or any regulatory authority having jurisdiction over such party and, if such disclosure is required, the party making the disclosure will use reasonable efforts to give prior oral or written notice to the other party and an opportunity to allow the other party to comment on the proposed disclosure provided the party required to make the disclosure has reasonable time to do so before such regulatory authorities require such disclosure to be made.

     Section 4.12 Other Filings. At all times from and after the date hereto until the Effective Time, SCI covenants and agrees to make all filings it is required to make pursuant to the Exchange Act on a timely basis.

                                  ARTICLE V
                  CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 5.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of SCI and Hesperia;

          (b) this Agreement shall have been approved and adopted by the Board of Directors of Hesperia and SCI;

          (c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; and

          (d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received.

     Section   5.2     Conditions  to  the  Obligations  of  Hesperia.    The
obligation of Hesperia to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) the representations of SCI contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on
SCI) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing SCI shall have delivered to Hesperia a certificate to that effect;

  (b) each of the covenants and obligations of SCI to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing SCI shall have delivered to Hesperia a certificate to that effect;

  (c) SCI shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of SCI under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Hesperia, individually or in the aggregate, have a Material Adverse Effect on SCI; and

  (d) there shall have been no events, changes or effects with respect to SCI having or which could reasonably be expected to have a Material Adverse Effect on SCI.

  (e) Hesperia and SCI's Application for Qualification of Securities filed with the Department of Corporation shall be approved.

  (f) effective as of the Closing, Anthony N. DeMint will surrender to SCI, for cancellation, certificates totaling 6,454,370 shares of SCI's Common Stock;

     Section 5.3 Conditions to the Obligations of SCI. The obligation of SCI to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations of Hesperia contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on Hesperia) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing Hesperia shall have delivered to SCI a certificate to that effect;

          (b) each of the covenants and obligations of Hesperia to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing Hesperia shall have delivered to SCI a certificate to that effect;

          (c) Hesperia shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of Hesperia under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of SCI, individually or in the aggregate, have a Material Adverse Effect on Hesperia;

          (d) there shall have been no events, changes or effects with respect to Hesperia having or which could reasonably be expected to have a Material Adverse Effect on Hesperia;

          (e) The stockholders of Hesperia and the stockholders of SCI shall have approved the principal terms of this Agreement, the Merger and the transactions contemplated herein in accordance with applicable law and their Certificate of Incorporation and Bylaws,

          (f) At the Closing, Hesperia shareholders holding in the aggregate less than one percent (1%) of the Hesperia Common Stock shall have perfected dissenter's or appraisal rights.

      (g) Hesperia shall have received such additional documents, certificates, covenants, representations and warranties as may be reasonably necessary, in the opinion of its legal counsel, to ensure that the Hesperia stockholders will receive good title to 10,415,845 Hesperia Common Shares, which shares shall represent at least Ninety-five percent (95%) of the issued and outstanding capital stock of Hesperia as of the Effective Date.

      (h) Hesperia and SCI's Application for Qualification of Securities filed with the Department of Corporation shall be approved.

                                 ARTICLE VI
                       TERMINATION; AMENDMENT; WAIVER

     Section 6.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by Hesperia's or SCI's stockholders:

          (a)  by mutual written consent of Hesperia and SCI;

    (b) by SCI or Hesperia if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by March 15, 2003; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

          (c) by Hesperia if (i) there shall have been a breach of any material representation or warranty on the part of SCI set forth in this Agreement, or if any representation or warranty of SCI shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by March 15, 2003 (or as otherwise extended), (ii) there shall have been a breach by SCI of its covenants or agreements hereunder having a Material Adverse Effect on SCI or materially adversely affecting (or materially delaying) the consummation of the Merger, and SCI, has not cured such breach within 20 business days after notice by Hesperia thereof, provided that Hesperia has not breached any of its obligations hereunder, or
(iii) Hesperia shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or

          (d) by SCI if (i) there shall have been a breach of any material representation or warranty on the part of Hesperia set forth in this Agreement, or if any representation or warranty of Hesperia shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by March 15, 2003 (or as otherwise extended), (ii) there shall have been a breach by Hesperia of its covenants or agreements hereunder having a Material Adverse Effect on Hesperia or materially adversely affecting (or materially delaying) the consummation of the Merger, and Hesperia has not cured such breach within 20 business days after notice by SCI thereof, provided that SCI has not breached any of its obligations hereunder, or (iii) SCI shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

     Section 6.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

     Section 6.3 Fees and Expenses. Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that notwithstanding anything herein to the contrary, Hesperia's fees and expenses shall not be paid or reimbursed by the Surviving Corporation.

     Section 6.4 Amendment. This Agreement may be amended by action taken by Hesperia and SCI at any time before or after approval of the Merger by the stockholders of Hesperia and SCI (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     Section 6.5 Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                 ARTICLE VII
                                MISCELLANEOUS

     Section  7.1     Nonsurvival  of Representations  and  Warranties.   The
representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

     Section 7.2 Entire Agreement; Assignment. This Agreement and the exhibits and schedules attached hereto (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

     Section 7.3 Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     Section 7.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to SCI:            SAVEYOUTIME.COM, INC.
                      Attn: Anthony N. DeMint
                      1850 E. Flamingo Rd.
                      Suite 111
                      Las Vegas, Nevada 89119



if to Hesperia:       Hesperia Holding Corp.
                      Attn: Donald Shimp
                      9780 E Avenue
                      Hesperia, California 92345
with a copy to:       Donald J. Stoecklein
                      Stoecklein Law Group
                      Emerald Plaza
                      402 West Broadway
                      Suite 400
                      San Diego, California 92101

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

     Section 7.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 7.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 7.8 Certain Definitions. For the purposes of this Agreement, the term:

    (a)  "affiliate" means (except as otherwise provided in Sections 2.19 and
3.18 a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

   (b)  "business day" means any day other than a day on which Nasdaq is closed;

   (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

   (d) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

   (e) "subsidiary" or "subsidiaries" of Hesperia, SCI or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which Hesperia, SCI or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 7.9 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of Hesperia, SCI or any officer, director, employee, agent, representative or investor of any party hereto.

     Section 7.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SAVEYOUTIME.COM, INC.                   Hesperia Holding Corp.


By:/s/ ANthony DeMint               By:/s/ Donald Shimp
     Name: Anthony N. DeMint            Name: Donald Shimp
     Title:  President                  Title:  President

                       SAVEYOUTIME DISCLOSURE SCHEDULE
Schedule 2.1                                   Organization   See Amended
                                               Articles/Bylaws/Minutes

Schedule 2.6                                    Consents & Approvals
                                                None Required

Schedule 2.7                                    No Default     Not
                                                Applicable

Schedule 2.9                                    Litigation     None Exist

Schedule 2.10 Compliance with Applicable Law Not Applicable - full disclosed in 10KSB

Schedule 2.11 Employee Benefit Plans            Section 2.11(a) Not
                                                Applicable - None Exist

                                                Section 2.11( c)No
                                                Options Exist

                                                Section 2.11(d) No
                                                Agreements Exist

Schedule 2.19 Affiliates                        Anthony DeMint

Schedule 2.21 Insider Interest                  None Exist

Schedule 4.2 Conduct of Business                See Amended & Restated
                                                Articles

                        HESPERIA DISCLOSURE SCHEDULE
Schedule 3.2(b) Subsidiary Stock                None Exist

Schedule 3.2(c) Capital Stock Rights            None Exist other than as in
                                                Articles

Schedule 3.2 (e) Subsidiaries                   Hesperia Truss - all
                                                information supplied

Schedule 3.5                                    Consents & Approvals
                                                None Required

Schedule 3.6                                    No Default     Not
                                                Applicable

Schedule 3.7                                    No Undisclosed Liability
                                                None Exist

Schedule 3.8                                    Litigation     None Exist

Schedule 3.9                                    Compliance with Applicable
                                                Law  Not Applicable

Schedule 3.10 Employee Benefit Plans            Section 3.10 (c)No Options
                                                Exist

                                                Section3.10(e)Copy of
                                                Agreement Supplied)

Schedule 3.11 Environmental Laws and Regs       Not Applicable

Schedule 3.12 Tax Matters                       None Exist

Schedule 3.13 Title to Property                 None Exist

Schedule 3.14(b) Intellectual Property          None Exist

Schedule 3.18 Affiliates                        Donald Schimp
                                                Mark Presgraves
                                                Fred Smith

Schedule 3.20 Insider Interest                  None Exist

Schedule 4.1 Conduct of Business                See Amended & Restated
                                                Articles